EXHIBIT 10.86

March 3, 2014

Mr. Timothy J. Hassett

5712 Marsh Hawk Drive

Santa Rosa, CA 95409

Re:	Employment Agreement

Dear Mr. Hassett:

The Board of Directors of HPEV, Inc., a Nevada corporation (the “Company”) desires to memorialize the terms of your employment as its Chairman and Chief Executive Officer. In this position you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company.

You will receive an annual salary of $210,000, to be paid monthly on the last business day in each month ($17,500 per month). If the Company is cash flow positive for three consecutive months, the monthly compensation will increase to $25,000 per month. If the Company maintains profitability for four (4) consecutive quarters, the monthly compensation will increase to $30,000 per month.

The Company will withhold from any compensation and benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

As a Company employee, you will be eligible for paid vacation totaling 15 work days per year, sick leave and holiday time off. Currently there are no employee benefit plans in place, but you will be entitled to any employee benefits which will be implemented promptly. As an officer of the Company, you will have the opportunity to participate in the planning and timing for these additional benefits. In addition, the Company will reimburse you for your monthly healthcare costs until we adopt a health care plan, which we hope to have done by April 2014. You will also be able to participate in the Company’s ESOP, which is projected to be in place no later than April 2014.

The Company will also reimburse you for all reasonable, ordinary and necessary out- of-pocket business expenses incurred by you in conjunction with your services to the Company consistent with the Company’s standard reimbursement policies, including for phone, computer and basic travel expense related to Company business. All reimbursement will be made against original receipts and otherwise in accordance with the Company’s general expense reimbursement policies and procedures. The Company will reimburse you for your reasonable attorneys’ fees and costs incurred by you in connection with the negotiation, execution and delivery of this Agreement.

Page 1 of 3

Confidential

You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time, with or without cause. However, upon a separation from service by termination without cause, the Company will pay to you, in addition to all other amounts to which you are otherwise entitled, a severance benefit equal to two (2) year’s salary in effect at the time of termination. This payment shall be paid at the Company’s discretion in one payment or in four (4) equal payments at the end of each calendar quarter following your termination, provided, however, that upon the consummation of any event whereby (i) the shareholders of the Company transfer in excess of 50% or more of their voting securities in the Company, (ii) the Company issues additional securities representing 50% or more of such interests which are outstanding on the date hereof (excluding issuances pursuant to a stock option plan), or (iii) the Company transfers or otherwise disposes of in excess of 50% of its assets, then two (2) year’s salary in effect at such time shall be due and payable in full to you in one payment. While it is not expected that payments made to you will be treated as payments subject to any excise tax under Internal Revenue Code Section 4999, to the extent they are, the Company shall pay you an amount which, net of any applicable taxes thereon, will provide you with sufficient cash to pay any excise tax payable by you by reason of all payments.

You agree that, during the term of your employment with the Company, you will not directly or indirectly engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by all federal or state laws and in accordance of normal industry practices. You also agree to maintain the confidentiality of all confidential and proprietary information of the Company and agree, as a condition of your employment, to enter into a standard non-disclosure, non-compete, and non-solicit provisions and be incorporated herein by reference, and the performance of which will be a condition to your employment.

You agree that any dispute or claim relating to or arising out of our employment relationship shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Pasco County, Florida. Disputes that you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include contract claims, tort claims, claims relating to compensation and stock options, as well as any statutory claims under local, state or federal law, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. You understand that this agreement to arbitrate applies to any disputes that the Company may have with you. However, claims for unemployment benefits, worker’s compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration. Either the Company or you may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. However, we agree that this arbitration provision shall not apply to disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

This letter and the documents incorporated herein by reference represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

Page 2 of 3

Confidential

In accepting this offer, you represent and warrant to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company, and (c) you do not have and will not bring with you to your employment with the Company any document, record or other confidential information belonging to a former employer. Each of these representations and warranties is a material inducement to the making of this offer and a condition to your continued employment, and you agree that a termination of your employment by the Company in the event of a breach of any of them would be with cause and not subject to an opportunity to cure.

The terms of this letter may only be amended, canceled or discharged in writing signed by you and an authorized director or officer of the Company and with Board of Directors’ approval. As this letter relates to employment to be performed for a company with headquarters in the State of Florida, this letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Florida. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter will expire if not accepted and returned by you on or before March 10, 2014.

Sincerely,

HPEV, Inc.

By:	/s/ Ted Banzhaf
Ted Banzhaf, President

ACCEPTED and AGREED TO this 5th day of                  March__, 2014

/s/ Timothy J. Hassett

Timothy J. Hassett

Page 3 of 3